Exhibit 99.1
FOR IMMEDIATE RELEASE
Solar Power, Inc. Welcomes New Board Member
Francis Chen, Vice Chairman with WI Harper Group to serve as SPI’s newest Director
Roseville, CA, November 23, 2009—Solar Power, Inc. (“SPI”) (OTCBB: SOPW) announced today that Francis Chen, Vice Chairman with WI Harper Group will join the Company’s Board of Directors. WI Harper group manages over $400 million in invested capital. Mr. Chen brings lengthy strategic and financial management experience to Solar Power Inc.’s Board of Directors.
“Solar Power, Inc. is a very well positioned company in one of the brightest business segments in the economy. Renewable energy has a very promising and growing global market,” said Mr. Chen. “I believe Solar Power, Inc. is positioned for leadership across several key vertical segments of the global photovoltaic solar market. I look forward to working with the other members of the Board as well as the SPI senior management team.”
“We welcome Francis to our Board of Directors,” said Stephen Kircher, Chairman & CEO of Solar Power, Inc. “The value of the experience he brings as our newest director is significant. We are entering an exciting time in our evolution as a company and I look forward to working with Francis and the entire Board of Directors as we begin to capitalize on the growing opportunities that lay before us.”
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American commercial and public sector building markets a complete solution through a single brand. Throughout Europe, Asia and Australia the Company sells its products direct to distributors and turnkey solutions providers. The Company’s Yes! Solar, Inc. subsidiary provides the U.S. small- to mid-sized business and residential market segments with turnkey PV solar systems through a growing dealer network. Solar Power, Inc. operates from its Roseville, California headquarters.
Safe Harbor Statement:
This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, and market acceptance of products and services. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.
For additional information contact:

Mike Anderson, Vice President Marketing Solar Power, Inc. Telephone: (916) 745-0916 Manderson@solarpowerinc.net	Brion Tanous CleanTech IR, Inc. Telephone: (310) 541-6824 btanous@cleantech-ir.com